UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 14, 2018

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2018, Dr. Michael Goldberg resigned as the Chief Executive Officer and President, and from the board of directors, of Navidea Biopharmaceuticals, Inc. (“Navidea”) effective immediately. Dr. Goldberg will, however, remain engaged in Navidea’s subsidiary, Macrophage Therapeutics, Inc. (“MT”). As previously disclosed, Dr. Goldberg ultimately desires to focus all his energy full time on creating value at MT.

In connection with Dr. Goldberg’s resignation, Navidea and Dr. Goldberg entered into a binding agreement (the “Agreement”), with the intent of entering into one or more additional definitive agreements (the “Definitive Agreements”), that set forth the terms of the separation from service. The Agreement provides that Dr. Goldberg will be entitled to receive 23.5 million shares of common stock of Navidea. A portion of the shares of common stock to be issued to Dr. Goldberg will be held in escrow to settle any disputes that may arise between Navidea and Dr. Goldberg. Dr. Goldberg will also be entitled to an aggregate of $978,000 as severance, payable in equal installments over the next 24 months beginning on August 31, 2018. Navidea will also pay the costs to continue Dr. Goldberg’s existing health coverage for a period of 16 months, by paying the amounts required under COBRA to maintain such coverage. Dr. Goldberg will also agree to waive all rights to collect any debt (including, without limitation, interest) owed by Navidea, and release each of Navidea and MT from any and all claims that currently exist or arise, including but not limited to claims for any compensation, vacation pay, severance, bonus, options, warrants or any debt obligations.

Pursuant to the Agreement, Dr. Goldberg will also be entitled to receive shares of a newly authorized class of common stock of MT (“MT Super Voting Common Stock”) equal to 5.0% of the outstanding shares of MT. Except as otherwise required by law, the holders of MT Super Voting Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class with holders of the Common Stock upon any matter submitted to the stockholders for a vote. In that regard, each holder of MT Super Voting Common Stock shall have 20 votes for each full share of MT Common Stock into which the shares of MT Super Voting Common Stock would be convertible on the record date for the matter to be voted on. Notwithstanding the foregoing, until such time as MT obtains aggregate gross proceeds of at least $10 million in one or more financings, the vote or written consent of Navidea will be required before MT can issue Dr. Goldberg, or any of his affiliates, any equity or rights to purchase equity, which vote or consent will not be unreasonably withheld. Navidea will be entitled to appoint one observer to MT’s board of directors. Any shares of preferred stock, or any warrants or other equity rights held by Dr. Goldberg will be redeemed by MT for no additional consideration.

Dr. Goldberg’s resignation was not due to a disagreement with Navidea on any matter relating to Navidea’s operations, policies or practices.

Navidea expects to include the Agreement and any Definitive Agreements as exhibits to a future periodic report, to be filed with the U.S. Securities and Exchange Commission (the “Commission”). The foregoing description does not constitute a complete summary of the terms of the Agreement or any Definitive Agreement and is qualified in its entirety by reference to the full text of the Agreement or the applicable Definitive Agreement, as the case may be.

Upon the resignation of Dr. Goldberg, Jed A. Latkin, currently Navidea’s Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary, serves as interim Chief Executive Officer, and as Navidea’s principal executive officer. In connection with each such appointment and the vacancy created by Dr. Goldberg’s resignation, the Board appointed Mr. Latkin as a director of Navidea, to serve until his successor is duly elected and qualified, or until the earlier of his death, resignation, retirement, or removal from such position. Mr. Latkin’s biographical and other information required to be disclosed hereunder is included in the Company’s Proxy Statement, dated July 9, 2018, filed with the Commission and incorporated herein by reference.

Also on August 14, 2018, Dr. Mark Greene resigned from the board of directors of Navidea, effective immediately. Dr. Greene will, however, continue to serve as a director of MT. Dr. Greene’s resignation was not due to a disagreement with Navidea on any matter relating to Navidea’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: August 15, 2018	By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Operating Officer and Chief Financial Officer